The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 4, 2023

October , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring due October 16, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 20 Reference Stocks, which we refer to as the Basket, as may be increased by the Basket Adjustment Factor of at least 103.15%.
•	The Reference Stocks in the Basket represent the common stocks / common shares / ordinary shares of 20 U.S.-listed companies selected by BNY Mellon, National Association, an agent participating in this offering of notes, with potential exposure to companies onshoring their global operations and the potential increase in U.S. manufacturing.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about October 13, 2023 and are expected to settle on or about October 18, 2023.
•	CUSIP: 48129KCF5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which BNY Mellon, National Association, acting as agent for JPMorgan Financial, is an investment adviser. This agent will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $996.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of 20 Reference Stocks of U.S.-listed companies with potential exposure to companies onshoring their global operations and the potential increase in U.S. manufacturing, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Stock Weight: With respect to each Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Basket Adjustment Factor: At least 103.15% (to be provided in the pricing supplement)

Pricing Date: On or about October 13, 2023

Original Issue Date (Settlement Date): On or about October 18, 2023

Observation Date *: October 13, 2025

Maturity Date*: October 16, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Assuming a Basket Adjustment Factor of 103.15%, you will lose some or all of your principal amount at maturity if the Basket Return reflects a decline in the closing level of the Basket of more than approximately 3.05381%.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker JPONSHOR. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Common stock of American Electric Power Company, Inc., par value $6.50 per share	AEP	5.00%
Common stock of Duke Energy Corporation, par value $0.001 per share	DUK	5.00%
Common stock of WESCO International, Inc., par value $0.01 per share	WCC	5.00%
Common stock of GXO Logistics, Inc., par value $0.01 per share	GXO	5.00%
Common stock of Jabil Inc., par value $0.001 per share	JBL	5.00%
Ordinary shares of Flex Ltd., no par value	FLEX	5.00%
Common shares of The Timken Company, no par value	TKR	5.00%
Common shares of Parker-Hannifin Corporation, par value $0.50 per share	PH	5.00%
Common stock of Honeywell International Inc., par value $1.00 per share	HON	5.00%
Common stock of Rockwell Automation, Inc., par value $0.01 per share	ROK	5.00%
Common stock of Clean Harbors, Inc., par value $0.01 per share	CLH	5.00%
Common stock of Regal Rexnord Corporation, par value $0.01 per share	RRX	5.00%
Common stock of Applied Materials, Inc., par value $0.01 per share	AMAT	5.00%
Common stock of Jacobs Solutions Inc., par value $1.00 per share	J	5.00%
Common stock of IQVIA Holdings Inc., par value $0.01 per share	IQV	5.00%
Common stock of Waters Corporation, par value $0.01 per share	WAT	5.00%
Common stock of Regions Financial Corporation, par value $0.01 per share	RF	5.00%
Common stock of Comerica Incorporated, par value $5.00 per share	CMA	5.00%
Common stock of Prologis, Inc., par value $0.01 per share	PLD	5.00%
Common stock of Alexandria Real Estate Equities, Inc., par value $0.01 per share	ARE	5.00%
PS-2 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Supplemental Terms of the Notes

Any values of the Reference Stocks, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00; and
•	a Basket Adjustment Factor of 103.15%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
165.00000	65.00000%	70.1975%	$1,701.975
150.00000	50.00000%	54.7250%	$1,547.250
140.00000	40.00000%	44.4100%	$1,444.100
130.00000	30.00000%	34.0950%	$1,340.950
120.00000	20.00000%	23.7800%	$1,237.800
110.00000	10.00000%	13.4650%	$1,134.650
105.00000	5.00000%	8.3075%	$1,083.075
101.00000	1.00000%	4.1815%	$1,041.815
100.00000	0.00000%	3.1500%	$1,031.500
99.00000	-1.00000%	2.1185%	$1,021.185
96.94619	-3.05381%	0.0000%	$1,000.000
95.00000	-5.00000%	-2.0075%	$979.925
90.00000	-10.00000%	-7.1650%	$928.350
80.00000	-20.00000%	-17.4800%	$825.200
70.00000	-30.00000%	-27.7950%	$722.050
60.00000	-40.00000%	-38.1100%	$618.900
50.00000	-50.00000%	-48.4250%	$515.750
40.00000	-60.00000%	-58.7400%	$412.600
30.00000	-70.00000%	-69.0550%	$309.450
20.00000	-80.00000%	-79.3700%	$206.300
10.00000	-90.00000%	-89.6850%	$103.150
0.00000	-100.00000%	-100.0000%	$0.000

PS-3 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Basket Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

How the Notes Work

Investors will receive at maturity a cash payment, for each $1,000 principal amount note, equal to $1,000 × (1 + Basket Return) × Basket Adjustment Factor. The Basket Adjustment Factor will be at least 103.15%.

Upside Scenario:

•	Assuming a Basket Adjustment Factor of 103.15%, if the closing level of the Basket increases 5.00%, investors will receive at maturity a return equal to 8.3075%, or $1,083.075 per $1,000 principal amount note.

Par Scenario:

•	Assuming a Basket Adjustment Factor of 103.15%, if the Final Basket Value declines approximately 3.05381%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

•	Assuming a Basket Adjustment Factor of 103.15%, if the closing level of the Basket declines 50.00%, investors will lose 48.425% of their principal amount and receive only $515.75 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 × (1 + -50%) × 103.15% = $515.75

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. The amount payable at maturity, if any, will reflect the performance of the Basket, as increased by the Basket Adjustment Factor. Assuming a Basket Adjustment Factor of 103.15%, you will lose some or all of your principal amount at maturity if the Basket Return reflects a decline in the closing level of the Basket of more than approximately 3.05381%.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket composed of 20 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	The U.S. federal income tax consequences of an investment in the notes are uncertain —

You should evaluate an investment in the notes in light of your particular circumstances. If you are a Non-U.S. Holder, we expect that implicit dividend equivalent amounts will be withheld upon at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI. Any “effectively connected income” from your notes, which includes any gain from the sale or settlement of your notes that is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. Holder. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

We will not pay any additional amounts with respect to any withholding tax.

PS-5 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Basket Adjustment Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which

PS-6 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL —

The Reference Stocks in the Basket represent the common stocks / common shares / ordinary shares of 20 U.S.-listed companies with potential exposure to companies onshoring their global operations and the potential increase in U.S. manufacturing. You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential effect of onshoring on each Reference Stock. There can be no assurance that any onshoring will positively impact the values of the Reference Stocks. There is also no assurance that these companies will actually onshore their operations or that any such onshoring is a viable investment strategy. It is possible that the investment strategy represented by the Basket will not be successful and that the levels of the Basket and the notes will be adversely affected. Moreover, there can be no assurance that the Reference Stocks will outperform any other U.S.-listed companies with potential exposure to companies onshoring their global operations and the potential increase in U.S. manufacturing.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE INDUSTRIALS AND INFORMATION TECHNOLOGY SECTORS —

A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the industrials and information technology sectors.  Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in these sectors.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sectors than a different investment linked to securities of a more broadly diversified group of issuers.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE ORDINARY SHARES OF FLEX LTD. —

The ordinary shares of Flex Ltd. have been issued by non-U.S. companies.  Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF GXO LOGISTICS, INC. —

The common stock of GXO Logistics, Inc. commenced trading on the New York Stock Exchange on August 2, 2021 and therefore has limited historical performance. Accordingly, historical information for this Reference Stock is available only since the applicable date listed above. Past performance should not be considered indicative of future performance.

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT —

Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event.  The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes.  The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-7 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

The Basket

The return on the notes is linked to an equally weighted basket consisting of 20 Reference Stocks of U.S.-listed companies selected by BNY Mellon, National Association, an agent participating in this offering of notes, with potential exposure to companies onshoring their global operations and the potential increase in U.S. manufacturing.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on September 29, 2023
Common stock of American Electric Power Company, Inc., par value $6.50 per share	AEP	The Nasdaq Stock Market	001-03525	$75.22
Common stock of Duke Energy Corporation, par value $0.001 per share	DUK	New York Stock Exchange	001-32853	$88.26
Common stock of WESCO International, Inc., par value $0.01 per share	WCC	New York Stock Exchange	001-14989	$143.82
Common stock of GXO Logistics, Inc., par value $0.01 per share	GXO	New York Stock Exchange	001-40470	$58.65
Common stock of Jabil Inc., par value $0.001 per share	JBL	New York Stock Exchange	001-14063	$126.89
Ordinary shares of Flex Ltd., no par value	FLEX	The Nasdaq Stock Market	000-23354	$26.98
Common shares of The Timken Company, no par value	TKR	New York Stock Exchange	001-01169	$73.49
Common shares of Parker-Hannifin Corporation, par value $0.50 per share	PH	New York Stock Exchange	001-04982	$389.52
Common stock of Honeywell International Inc., par value $1.00 per share	HON	The Nasdaq Stock Market	001-08974	$184.74
Common stock of Rockwell Automation, Inc., par value $0.01 per share	ROK	New York Stock Exchange	001-12383	$285.87
Common stock of Clean Harbors, Inc., par value $0.01 per share	CLH	New York Stock Exchange	001-34223	$167.36
Common stock of Regal Rexnord Corporation, par value $0.01 per share	RRX	New York Stock Exchange	001-07283	$142.88
Common stock of Applied Materials, Inc., par value $0.01 per share	AMAT	The Nasdaq Stock Market	000-06920	$138.45
Common stock of Jacobs Solutions Inc., par value $1.00 per share	J	New York Stock Exchange	001-07463	$136.50
Common stock of IQVIA Holdings Inc., par value $0.01 per share	IQV	New York Stock Exchange	001-35907	$196.75
Common stock of Waters Corporation, par value $0.01 per share	WAT	New York Stock Exchange	01-14010	$274.21
PS-8 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Common stock of Regions Financial Corporation, par value $0.01 per share	RF	New York Stock Exchange	001-34034	$17.20
Common stock of Comerica Incorporated, par value $5.00 per share	CMA	New York Stock Exchange	001-10706	$41.55
Common stock of Prologis, Inc., par value $0.01 per share	PLD	New York Stock Exchange	001-13545	$112.21
Common stock of Alexandria Real Estate Equities, Inc., par value $0.01 per share	ARE	New York Stock Exchange	001-12993	$100.10

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	American Electric Power Company, Inc. is a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of its public utility subsidiaries and varying percentages of other subsidiaries, whose public utility subsidiaries have traditionally provided electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers.
•	Duke Energy Corporation is an energy company that is engaged in two business segments: electric utilities and infrastructure; and gas utilities and infrastructure.
•	WESCO International, Inc. is a provider of business-to-business distribution, logistics services and supply chain products and services.
•	GXO Logistics, Inc. is a contract logistics company that provides warehousing and distribution, order fulfillment, e-commerce, reverse logistics and other supply chain services.
•	Jabil Inc. is a provider of worldwide manufacturing services and solutions, providing electronics design, production and product management services to companies in various industries and end markets.
•	Flex Ltd., a Singaporean company, provides design, manufacturing and supply chain services to its customers.
•	The Timken Company designs and manages a portfolio of engineered bearings and industrial motion products and provides related services.
•	Parker-Hannifin Corporation is a manufacturer of motion and control technologies and systems, providing precision engineered solutions for a variety of mobile, industrial and aerospace markets.
•	Honeywell International Inc. is a technology and manufacturing company that serves customers with aerospace products and services, energy efficient products and solutions for businesses, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and productivity, sensing, safety and security technologies for buildings and industries.
•	Rockwell Automation, Inc. is an industrial automation provider that operates three segments: intelligent devices; software & control; and lifecycle services.
•	Clean Harbors, Inc. is a provider of sustainable environmental and industrial services throughout North America, an e-refiner and recycler of used oil in North America and a provider of parts cleaning and related environmental services to commercial, industrial and automotive customers in North America.
•	Regal Rexnord Corporation is engaged in the engineering and manufacturing of industrial powertrain solutions, power transmission components, electric motors and electronic controls, air moving products and specialty electrical components and systems.
•	Applied Materials, Inc. provides manufacturing equipment, services and software to the semiconductor, display and related industries.
•	Jacobs Solutions Inc. provides professional services, including consulting, technical, engineering, scientific and project delivery for the government and private sector.
•	IQVIA Holdings Inc. is a provider of advanced analytics, technology solutions and clinical research services to the life sciences industry.
•	Waters Corporation is a specialty measurement company that primarily designs, manufactures, sells and services high-performance liquid chromatography, ultra-performance liquid chromatography and mass spectrometry technology systems and support products, including chromatography columns, other consumable products and comprehensive post-warranty service plans.
•	Regions Financial Corporation provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, trust services, merger and acquisition advisory services and other specialty financing.
•	Comerica Incorporated is a financial services company, with three major business segments: the Commercial Bank, the Retail Bank and Wealth Management.
PS-9 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

•	Prologis, Inc. is a logistics real estate company with a focus on high-barrier, high-growth markets.
•	Prologis, Inc. is a self-administered and self-managed real estate investment trust (“REIT”) that invests in logistics real estate through wholly owned subsidiaries and other entities through which it co-invests with partners and investors.
•	Alexandria Real Estate Equities, Inc. is life science REIT an owner, operator and developer of collaborative life science, agtech, and technology campuses.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from August 6, 2021 through September 29, 2023. The graph of the historical performance of the Basket assumes that the closing level of the Basket on August 6, 2021 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date. The other graphs below set forth the historical performance of the Reference Stocks (other than the common stock of GXO Logistics, Inc..) from January 5, 2018 through September 29, 2023 and the historical performance of the common stock of GXO Logistics, Inc. based on the weekly historical closing prices of one share of GXO Logistics, Inc. from August 6, 2021 through September 29, 2023. The common stock of GXO Logistics, Inc. commenced trading on the New York Stock Exchange on August 2, 2021 and therefore has limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-10 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-11 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-12 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-13 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-14 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-15 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-16 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

PS-17 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Regulations under Code Section 871(m) impose a 30% withholding tax (or a lower rate under an applicable treaty) on certain “dividend equivalents” paid or deemed paid to non-U.S. Holders with respect to derivatives linked to U.S. stocks, even in cases where the derivatives do not provide for payments explicitly linked to dividends. Accordingly, the applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the notes are directly traceable to any such dividends.

Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (each a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m).

We have estimated the implicit dividend equivalent amounts relating to all Underlying Securities with respect to a note as set forth in the table below. We will treat these amounts as paid on the dates set forth in the table below. If you are a Non-U.S. Holder, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated implicit dividend equivalent amounts from your payment at maturity, if not sooner, based on the payment schedule listed in the table below. Furthermore, if you sell or otherwise dispose of the notes prior to maturity, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of any estimated implicit dividend equivalent amounts that have accrued on the notes and that have not already been withheld on. We will not provide any further information concerning the actual dividend equivalent amounts, which may differ from our estimated implicit dividend equivalent amounts. You should consult your tax adviser regarding the application of these rules.

Our determinations (including with respect to the dividend equivalent amounts) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

We will not pay any additional amounts with respect to any withholding tax.

PS-18 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
Common stock of American Electric Power Company, Inc., par value $6.50 per share	AEP	12/8/2023	$0.87
		3/8/2024	$0.87
		6/7/2024	$0.87
		9/6/2024	$0.87
		12/6/2024	$0.92
		3/10/2025	$0.92
		6/6/2025	$0.92
		9/5/2025	$0.92
Common stock of Duke Energy Corporation, par value $0.001 per share	DUK	12/15/2023	$1.03
		3/15/2024	$1.03
		6/7/2024	$1.03
		9/13/2024	$1.05
		12/13/2024	$1.05
		3/14/2025	$1.05
		6/6/2025	$1.05
		9/12/2025	$1.07
Common stock of WESCO International, Inc., par value $0.01 per share	WCC	1/16/2024	$0.38
		4/11/2024	$0.38
		7/12/2024	$0.38
		10/9/2024	$0.38
		1/13/2025	$0.38
		4/11/2025	$0.38
		7/15/2025	$0.38

PS-19 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
		10/10/2025	$0.38
Common stock of GXO Logistics, Inc., par value $0.01 per share	GXO	N/A	$0
Common stock of Jabil Inc., par value $0.001 per share	JBL	12/13/2023	$0.08
		3/14/2024	$0.08
		6/12/2024	$0.08
		9/12/2024	$0.08
		12/13/2024	$0.08
		3/14/2025	$0.08
		6/12/2025	$0.08
		9/12/2025	$0.08
Ordinary shares of Flex Ltd., no par value	FLEX	N/A	$0
Common shares of The Timken Company, no par value	TKR	12/18/2023	$0.33
		3/18/2024	$0.33
		6/13/2024	$0.34
		9/12/2024	$0.34
		12/16/2024	$0.34
		3/20/2025	$0.34
		6/13/2025	$0.35
		9/12/2025	$0.35
Common shares of Parker-Hannifin Corporation, par value $0.50 per share	PH	12/8/2023	$1.48
		3/8/2024	$1.48
		5/31/2024	$1.62
		9/23/2024	$1.62
		12/6/2024	$1.62

PS-20 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
		3/7/2025	$1.62
		5/30/2025	$1.76
		9/22/2025	$1.76
Common stock of Honeywell International Inc., par value $1.00 per share	HON	12/8/2023	$1.08
		3/21/2024	$1.08
		6/11/2024	$1.08
		9/11/2024	$1.08
		12/9/2024	$1.14
		3/24/2025	$1.14
		6/13/2025	$1.14
		9/11/2025	$1.14
Common stock of Rockwell Automation, Inc., par value $0.01 per share	ROK	12/11/2023	$1.25
		3/18/2024	$1.25
		6/10/2024	$1.25
		9/16/2024	$1.25
		12/16/2024	$1.31
		3/17/2025	$1.31
		6/9/2025	$1.31
		9/12/2025	$1.31
Common stock of Clean Harbors, Inc., par value $0.01 per share	CLH	N/A	$0
Common stock of Regal Rexnord Corporation, par value $0.01 per share	RRX	1/29/2024	$0.35
		4/25/2024	$0.35
		7/26/2024	$0.37
		10/25/2024	$0.37
		1/29/2025	$0.39
		4/28/2025	$0.39
PS-21 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
		7/28/2025	$0.39
Common stock of Applied Materials, Inc., par value $0.01 per share per share	AMAT	12/14/2023	$0.32
		3/20/2024	$0.32
		6/21/2024	$0.34
		9/19/2024	$0.34
		12/19/2024	$0.34
		3/18/2025	$0.34
		6/17/2025	$0.36
		9/18/2025	$0.36
Common stock of Jacobs Solutions Inc., par value $1.00 per share	J	11/9/2023	$0.26
		3/21/2024	$0.28
		6/24/2024	$0.28
		8/22/2024	$0.28
		10/24/2024	$0.28
		3/17/2025	$0.30
		6/6/2025	$0.30
		9/5/2025	$0.30
Common stock of IQVIA Holdings Inc., par value $0.01 per share	IQV	N/A	$0
Common stock of Waters Corporation, par value $0.01 per share	WAT	N/A	$0

PS-22 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Common stock of Regions Financial Corporation, par value $0.01 per share	RF	12/29/2023	$0.24
		4/2/2024	$0.24
		7/2/2024	$0.24
		9/30/2024	$0.24
		12/31/2024	$0.24
		4/1/2025	$0.24
		7/2/2025	$0.24
		9/30/2025	$0.26
Common stock of Comerica Incorporated, par value $5.00 per share	CMA	1/16/2024	$0.71
		4/12/2024	$2.0276
		7/15/2024	$2.0276
		10/10/2024	$2.0276
		1/13/2025	$2.0276
		4/10/2025	$2.0276
		7/11/2025	$2.0276
		10/7/2025	$2.0276
Common stock of Prologis, Inc., par value $0.01 per share	PLD	1/17/2024	$0.87
		4/12/2024	$0.88
		7/15/2024	$0.88
		10/15/2024	$0.88
		1/14/2025	$0.88
		4/10/2025	$0.90
		7/15/2025	$0.90
		10/15/2025	$0.90
PS-23 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring

Common stock of Alexandria Real Estate Equities, Inc., par value $0.01 per share	ARE	1/29/2024	$1.27
		4/25/2024	$1.27
		7/26/2024	$1.29
		10/25/2024	$1.29
		1/29/2025	$1.31
		4/28/2025	$1.31
		7/28/2025	$1.33
		1/29/2024	$1.27

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates

PS-24 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-25 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 20 Reference Stocks with Potential Exposure to Onshoring